Exhibit 10.5

FORM OF

2012 PERFORMANCE SHARE CERTIFICATE

This Performance Share Certificate certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2006 Long Term Incentive Plan (the “2006 Plan”), as amended, the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted the Participant the right to receive shares of Common Stock, $.001 par value per share, of the Company (the “Grant”), issuable as soon as administratively feasible following achievement of the performance milestone set forth below and in such amount of shares and subject to the additional vesting provisions set forth below:

Name of Participant:
Target Award Amount:
Grant Date:
Grant Price:	$.001 Per Share	*

Performance Milestone:

On or before December 31, 2016, the European Medicines Agency or a successor regulatory agency approves a marketing authorization application for ponatinib.

Vesting:

Upon certification of the achievement of the Performance Milestone by the Compensation Committee, the Participant shall be entitled to receive the following number of shares of Common Stock on the following dates provided that the Participant is employed by the Company on the applicable date:

•

If the Performance Milestone is achieved on or before December 31, 2013, then 160% of the Target Award Amount shall be deemed achieved and shares for such amount shall be issuable upon vesting as follows: 50% of the shares deemed achieved shall vest on the date that the Compensation Committee of the Board of Directors certifies as to the achievement of the Performance Milestone and 25% of such amount shall vest on each of the next two anniversaries of such date, provided the individual remains employed by the Company on such applicable date;

•

If the Performance Milestone is achieved after December 31, 2013 and on or before December 31, 2014, then 100% of the Target Award Amount shall be deemed achieved and shares for such amount shall be issuable upon vesting as follows: 50% of the shares deemed achieved shall vest on the date that the Compensation Committee of the Board of Directors certifies as to the achievement of the Performance Milestone and 50% of such amount shall vest on the first anniversary of such date, provided the individual remains employed by the Company on such applicable date; or

•

If the Performance Milestone is achieved after December 31, 2014 and on or before December 31, 2016, then 50% of the Target Award Amount shall be deemed achieved and 100% of the shares deemed achieved shall vest in full on the date that the Compensation Committee of the Board of Directors certifies the achievement of the Performance Milestone, provided the individual remains employed by the Company on such applicable date.

The Grant shall terminate in full on the date that a Participant is no longer employed by the Company. On the date that the Performance Milestone is deemed achieved, the Grant shall remain outstanding only as to the number of shares deemed achieved. In addition if the Performance Milestone has not been achieved by December 31, 2016, this Grant shall terminate in full at the close of business on such date and no longer be in force or effect.

The Grant is subject to all the terms, conditions and limitations set forth in the 2006 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2006 Plan.

Legends. To the extent the Participant is an affiliate at the date of issuance of the Granted Shares, all certificates representing the Granted Shares to be issued to the Participant pursuant to this Performance Share Certificate shall contain a legend required by virtue of the fact that the Participant is an affiliate (as defined in Rule 144(a)(1) of the Securities Act of 1933, as amended) of the Company.

Tax Considerations. This award is intended to qualify as a “short-term deferral” exempt from Section 409A of the Internal Revenue Code of 1986, as amended. The Participant acknowledges and agrees that he/she is responsible for all federal, state and local taxes applicable to the Granted Shares and will by the date requested by the Company deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum withholding tax due.

If the Participant does not provide the Company with the required cash payment in a timely manner as set forth above, then the Company shall receive payment of the statutory minimum tax withholding as follows:

(a) if the Company believes that a sale of shares can be made in compliance with applicable securities laws including, but not limited to through entering into a Rule 10b5-1 trading plan at a time when the Participant is not in possession of material nonpublic information, then the Company shall receive payment in cash through a brokerage sale by the Participant of a sufficient number of the vested Granted Shares to cover the statutory minimum tax withholding obligation of the Company, after deduction of the broker’s commission, and which sale provides for remittance directly by the broker to the Company of the cash necessary in order for the Company to satisfy its statutory minimum tax withholding obligation; or

(b) if the Participant cannot sell any Granted Shares in accordance with (a) above, then the Company shall reduce the number of vested Granted Shares actually issued to the Participant in an amount equal to the statutory minimum withholding tax due and payable by the Company using the Fair Market Value as set forth in Section 10.7(b) of the Plan. Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, the Participant agrees that in the event that the amount of withholding owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s bi-weekly pay.

In witness whereof, the Company has caused this Performance Share Certificate to be executed by its duly authorized officer.

ARIAD PHARMACEUTICALS, INC.

By:
Edward M. Fitzgerald
Executive Vice President
Chief Financial Officer

*	Deemed to have been paid by services rendered to the Company